                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant /_/

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     /_/  Preliminary Proxy Statement

     /_/  Confidential,  for Use of the  Commission  Only (as  permitted by Rule
          14a-6(e)(2))

     /_/  Definitive Proxy Statement

     /X/  Definitive Additional Materials

     /_/  Soliciting Material Under Rule 14a-12

                          REAL ESTATE INCOME FUND INC.
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                (Name of Registrant as Specified in Its Charter)

           KARPUS MANAGEMENT, INC. D/B/A KARPUS INVESTMENT MANAGEMENT
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     /_/  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     /_/  Fee paid previously with preliminary materials:

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     /_/  Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed

Karpus Management,  Inc. d/b/a Karpus Investment  Management  ("KIM"),  together with the other participants named herein, is filing materials  contained in this
Schedule 14A with the Securities and Exchange  Commission  ("SEC") in connection with the  solicitation  of proxies to vote  against  approving a new  Management
Agreement and a new  Subadvisory  Agreement at a special meeting of stockholders of Real Estate Income Fund Inc. (the "Fund") originally  scheduled to be held on
October 21, 2005, which was postponed by the Fund to November 15, 2005.

Item 1: On October 31, 2005,  the  following  article was published on Dow Jones
Newswire.

            Citigroup Closed-End Funds Could Stick Around Longer
            2005-10-31 12:09 (New York)

            By Angela Pruitt
            Of DOW JONES NEWSWIRES

            NEW YORK (Dow  Jones)--As  Citigroup Inc. (C) continues its quest to get shareholder approval for its mutual funds transfer to Legg Mason
            Inc. (LM), the company could see some  closed-end  funds left on its lap.  While such a scenario  is rare,  it could soon  happen,  given
            Citigroup's  hostile  battle with  well-organized  dissidents in six closed-end  funds.  The contested  funds won't affect the closing of
            Citi's $3.7 billion  asset-swap deal with Legg Mason slated for Dec.
            1, but they could be a lingering nuisance for Citigroup if investors defeat the new advisor contracts.

            After recently  failing to achieve quorums on some of its 170 mutual funds,  Citigroup pushed back special  shareholder votes to Nov. 15, required  under the asset  swap,  which will send  Legg's  brokerage business to Citigroup in exchange for $437 billion in assets.

            The  Salomon  Brothers  Fund (SBF),  Citigroup's  largest and oldest closed-end  fund, did achieve a quorum,  but postponed the contested vote amid signs  shareholders  were going to defeat the new  advisor contract.  The  five  other  contested  funds  could  see a  similar scenario  once the quorums are  achieved,  which Citi has until late
            December to pull off. If Citi doesn't get the nod from  shareholders by the December deadline,  then it will have to keep the funds under its wings as it figures out its next step, market observers say.

            A fund has an "escape valve" where it can appoint an interim manager for 150 days to get the  required  shareholder  approval to validate the contract,  said Jay Baris,  a mutual fund lawyer at Kramer Levin
            Naftalis & Frankel.  "It's rare that this ever  happens,  but it can happen," he said,  noting that investment  advisors have a fiduciary duty to not let "the fund just sit  there  without a captain  at the helm."

            Citigroup Asset  Management  spokeswoman  Mary Athridge  declined to comment on the matter.  However, in a Securities and Exchange filing last week, the company sent a notice to shareholders warning that if the new management  contract  wasn't  approved,  the funds will face

            "considerable  uncertainty  and its ability to pursue its investment objectives may be disrupted."

            Baris  said in the  absence of  shareholder  approval  the  existing advisor  could  continue  to  service  the fund  under  the  current agreement or a new advisor can be assigned under limited provisions, where the fees are held in escrow  until the  agreement is approved.
            "There are many  different  options.  (Usually),  the directors will work very hard to ensure that there is continuity," he said.

            Including  the  Salomon  Brothers  Fund,  there  are  six  contested closed-end funds at stake.  (Another 11 won shareholder approval for the  transfer  to  Legg  Mason.)  Closed-end  funds  are  investment vehicles  that have a set number of shares  that trade all day on an exchange like a stock.

            Closed-end funds often trade at a discount to the value of the their
            underlying  assets,   prompting  some  institutional   investors  to
            pressure  fund boards to liquidate or open-end  funds to achieve net asset value.  Indeed,  Cody Bartlett,  an investment  strategist for
            Karpus  Investment  Management,  which  initiated  five of the proxy contests,  wants the targeted  Citigroup  funds  converted or merged into traditional mutual funds with similar investment objectives - a move that would  automatically  erase the  discount.  "That would be best for both parties," Bartlett said. "If Legg is good, they should attract assets and the funds should grow."

            Salomon  Brothers  Asset  Management  advises  all of the  contested funds,  except  for the Real  Estate  Income  Fund  (RIT),  which is advised by Citi Fund Management.  Citigroup's mutual funds hold $151 billion in assets and combined have about 6.5 million  shareholders.
            Although some of the shareholder votes on traditional open-end funds were also pushed back, Citigroup declined to disclose how many.

            Some dissidents are looking for mergers in the contested  funds. Art
            Lipson,  manager of  Western  Investment  LLC,  who leads a group of institutional  shareholders  owning over 650,000 shares, or 5.9%, of the Real Estate  Income Fund,  notes the fund is  subadvised  by AEW
            Capital  Management LP, which also manages IXIS AEW Real Estate Fund
            (NRFAX),  an open-end  fund.  "For  long-term  investors who want to continue with the same  strategy...  (merge) RIT into NRFAX," Lipson said. He noted that  accumulated  return for RIT since 2002 was 86%, compared  with 93% for NRFAX during the same time  period.  "I would accept a merger" of the two funds, Lipson said.

            Legg Mason is not a big player in  closed-end  funds.  The company's
            Western Asset  Management  unit offers four  closed-end  funds - all trading  at  discounts,  while its Royce  unit  also  manages  three closed-end funds, including Royce Value Trust, which traded at a 10%
            premium to its net asset value of $17.93 as of Friday.

            Legg Mason  Chairman  and Chief  Executive  Raymond A. "Chip"  Mason
            declined  to  comment  on how the  company  plans  to  treat  the 24 closed-end funds it will assume given that Citigroup is still in the process of finalizing the fund transfers.

            By Angela Pruitt, Dow Jones Newswires,
            201-938-2269,angela.pruitt@dowjones.com

            (END) Dow Jones Newswires
            10-31-05 1209ET
            Copyright (c) 2005 Dow Jones & Company, Inc.- - 12 09 PM EST 10-31-05

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

KIM,  together  with the  other  Participants  (as  defined  below),  has made a definitive filing with the SEC of a proxy statement and accompanying  proxy card to be used in  connection  with the  solicitation  of  proxies  to vote  against approving  a new  Management  Agreement  and a new  Subadvisory  Agreement  at a
special meeting of  stockholders of the Real Estate Income Fund Inc.  originally scheduled  to be held on October 21,  2005,  which was  postponed by the Fund to
November 15, 2005.

KIM STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT
AND  OTHER  PROXY  MATERIALS  AS THEY  BECOME  AVAILABLE  BECAUSE  THEY  CONTAIN
IMPORTANT  INFORMATION.  SUCH PROXY  MATERIALS ARE AVAILABLE AT NO CHARGE ON THE
SEC'S WEB SITE AT  HTTP://WWW.SEC.GOV.  IN  ADDITION,  THE  PARTICIPANTS  IN THE
SOLICITATION  WILL PROVIDE COPIES OF THE PROXY MATERIALS,  WITHOUT CHARGE,  UPON
REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO CODY B. BARTLETT JR., KARPUS
INVESTMENT   MANAGEMENT,   BY  TELEPHONE:   (585)   416-0553  OR  BY  EMAIL  AT:
CODY@KARPUS.COM.

The  participants in the proxy  solicitation are Karpus  Management,  Inc. d/b/a
Karpus  Investment  Management,   Western  Investment  LLC,  Western  Investment
Institutional  Partners LLC, Western  Investment  Hedged Partners L.P.,  Western
Investment Activism Partners LLC, Arthur D. Lipson, Benchmark Plus Institutional
Partners,  L.L.C.,  Benchmark Plus Management,  L.L.C., Scott Franzblau,  Robert
Ferguson and Michael Dunmire (together, the "Participants").

Information regarding the Participants and their direct or indirect interests is available in their respective Schedules 13D, as amended.

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